Exhibit 99.1

NEWS RELEASE

Media Contact:	Patrick Reynolds
Sempra
(877) 340-8875
media@sempra.com

Financial Contact:	Eric Llamas
Sempra
(877) 736-7727
investor@sempra.com
Sempra Reports Strong Third-Quarter
2026 Results

•Advancing 2026 Value Creation Initiatives
•Updating 2026 GAAP EPS guidance range
•Guiding to high-end of 2026 adjusted EPS guidance range
•Announcing expected 20% increase to Oncor’s base capital plan

SAN DIEGO, Nov. 5, 2026 — Sempra (NYSE: SRE) today reported third-quarter 2026 earnings, prepared in accordance with Generally Accepted Accounting Principles (GAAP), of $877 million or $1.34 per diluted share, compared to third-quarter 2025 GAAP earnings of $77 million or $0.12 per diluted share. On an adjusted basis, third-quarter 2026 earnings were $917 million or $1.40 per diluted share, compared to $728 million or $1.11 per diluted share in 2025.

“Our year-to-date results reflect disciplined execution across the company and continued progress on our 2026 value creation initiatives,” said Jeffrey W. Martin, chairman and CEO of Sempra. “As a next step, we look forward to completing the planned sale of an equity stake in Sempra Infrastructure Partners, with a view toward supporting strong growth in our Texas and California utilities and strengthening our financial position.”

Sempra’s GAAP earnings for the first nine months of 2026 were $2.710 billion, or $4.13 per diluted share, compared with GAAP earnings of $1.444 billion, or $2.21 per diluted share, in the first nine months of 2025. Adjusted earnings for the first nine months of 2026 were $2.670 billion, or $4.07 per diluted share, compared to $2.253 billion, or $3.45 per diluted share, in the first nine months of 2025.

The reported financial results reflect certain significant items as described on an after-tax basis in the following table of GAAP earnings, reconciled to adjusted earnings, for third-quarter 2026 and 2025.

(Dollars and shares in millions, except EPS)	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025

GAAP Earnings	$877	$77	$2,710	$1,444
Impact from regulatory disallowances, net	149	—	149	25
Impact from foreign currency and inflation on monetary positions in Mexico and associated undesignated derivatives	(65)	32	(13)	121
Net unrealized losses (gains) on derivatives	67	26	(18)	36
Net unrealized (gains) losses on interest rate swaps related to Port Arthur LNG Phase 1 project	(16)	1	(8)	9
Tax items related to assets held for sale	2	514	(53)	540
Gain on sale of Ecogas	(97)	—	(97)	—
Impact from foreign tax credit valuation allowance related to TCJA	—	78	—	78
Adjusted Earnings(1)	$917	$728	$2,670	$2,253

Diluted Weighted-Average Common Shares Outstanding	656	654	656	653
GAAP EPS	$1.34	$0.12	$4.13	$2.21
Adjusted EPS(1)	$1.40	$1.11	$4.07	$3.45

(1) See Table A for information regarding non-GAAP financial measures.

Value Creation Initiatives and Capital Plan Update
During the third quarter, Sempra continued executing a series of value creation initiatives that advance its mission to build America’s leading utility growth business. In the first nine months of 2026, Sempra’s businesses invested approximately $10 billion in capital to support safe and reliable energy for the communities they serve. These investments support the continued growth and modernization of regulated utility infrastructure across Texas and California, helping meet increasing customer demand and strengthening system resilience.

Rising demand across Texas is creating a growing pipeline of regulated infrastructure investment opportunities. Oncor Electric Delivery Company LLC (Oncor) currently projects its 2027-2031 base capital plan to increase by approximately 20% relative to its 2026-2030 base capital plan. The increase is driven by a broad portfolio of investments necessary to maintain reliability and support continued load growth across the Electric Reliability Council of Texas (ERCOT) market. Sempra expects to finalize and announce its 2027-2031 capital plan on the fourth quarter earnings call next year in February.

The transaction to sell a 45% equity interest in Sempra Infrastructure Partners to affiliates of KKR remains on track and is expected to close in the next two weeks. Sempra Infrastructure Partners also completed the sale of

Ecogas México, S. de R.L. de C.V. in August. These transactions further Sempra’s capital recycling program with a view toward simplifying the company’s business model, strengthening its financial position and supporting long-term utility growth in Texas and California.

Sempra Texas
Texas continues to experience strong economic growth, which is driving new investment opportunities at Oncor. During the quarter, Oncor set a new all-time system peak demand record of 33.3 gigawatts (GW), a 6% increase from the prior-year’s record of 31.4 GW, underscoring the strong growth in electric demand across its service territory.

In the third quarter, Oncor achieved significant regulatory milestones associated with the development of the Permian Basin Reliability Plan (PBRP). Oncor has submitted Certificates of Convenience and Necessity for 765-kV transmission projects that comprise Import Path 1 and Import Path 2 of the PBRP. In August, the Public Utility Commission of Texas (PUCT) approved both segments of Import Path 1 supporting timely development of transmission infrastructure identified through ERCOT’s planning process while helping address the region’s critical reliability needs. That approval is subject to motions for rehearing, which have been filed, as well as appeals.

In addition, Oncor has received conditional classification from ERCOT of customer loads submitted as part of ERCOT’s Batch Zero process. Within Oncor’s footprint, approximately 24 GW of large load has been classified as base load including 10 GW of already energized load, and 21 GW as studied load. The projects reflect significant customer commitment through financial security, site control and other ERCOT qualification requirements, reinforcing the substantial demand for new infrastructure investment across Oncor’s service territory.

Sempra California
In California, Sempra’s utilities continue to focus on safety and reliability while improving affordability of services and working with state leaders and stakeholders to develop durable solutions that protect customers impacted by wildfires, strengthen the state’s wildfire framework and support continued investment in more resilient energy systems.

During the quarter, San Diego Gas & Electric (SDGE) reached a new all-time peak net system energy demand of 5.2 GW during one of the region’s most demanding periods for the electric system in more than a decade. Years of investment and preparation have strengthened SDGE’s ability to serve customers, and this historic demand highlights the essential role that a reliable electric grid plays in supporting the health, safety and daily needs of communities during extreme weather.

Against that backdrop, Sempra’s California utilities continued to advance investments in the third quarter that modernize critical infrastructure and help enhance customer benefits. Recent milestones include commencement of construction on compressor station modernization projects at Southern California Gas Company (SoCalGas) and SDGE, which aim to strengthen reliability and operational performance while reducing air pollutant emissions. SoCalGas also launched a new customer information system designed to improve service, expand digital capabilities and support evolving customer and regulatory needs.

On October 29, the California Public Utilities Commission issued a proposed decision denying SoCalGas and SDGE’s request to correct the 2024 General Rate Case capital attrition mechanism to reflect appropriate post-test-year capital revenue requirement for 2027. Sempra California continues to pursue other available regulatory avenues with respect to the proposed decision. However, if not successful in this matter, Sempra California expects its 2027 earnings to be at the low end of its segment guidance range, unless otherwise mitigated through various business initiatives.

Earnings Guidance
Sempra is updating its full-year 2026 GAAP earnings-per-common share (EPS) guidance range to $7.41 to $8.41, reflecting strong results through the third quarter, guiding to the high end of its 2026 adjusted EPS guidance range of $4.80 to $5.30 and affirming its 2027 EPS guidance range of $5.10 to $5.70. As described above in the Sempra California discussion, certain pending regulatory outcomes could cause Sempra to be in the lower half of its 2027 EPS guidance range, unless otherwise mitigated. Sempra is also affirming a 7% to 9% projected long‑term EPS growth rate.

Non-GAAP Financial Measures
Non-GAAP financial measures include Sempra’s adjusted earnings, adjusted EPS and adjusted EPS guidance range. See Table A for additional information regarding these non-GAAP financial measures.

Internet Broadcast
Sempra will broadcast a live discussion of its earnings results over the internet today at 12 p.m. ET with the company’s senior management. Access is available by visiting the Investors section of the company’s website at sempra.com/investors. The webcast will be available on replay a few hours after its conclusion at sempra.com/investors.

About Sempra
Sempra’s mission is to build America’s leading utility growth business. As owner of one of the largest energy networks on the continent, Sempra is electrifying and improving energy resilience in California and Texas, the two largest economies in the U.S. The company is recognized as a leader in responsible business practices and for its high-performance culture focused on safety and operational excellence, as demonstrated by Sempra’s inclusion in The Wall Street Journal’s Management Top 250 and Fortune’s World’s Most Admired Companies. More information about Sempra is available at sempra.com, including investor.sempra.com/corporate-updates which contains important information for investors, and on social media @sempra.

We use the investor.sempra.com/corporate-updates webpage as a means of disclosing important information to investors, some of which may be material, and complying with our disclosure obligations under SEC Regulation FD. The information on this webpage is supplemental to the information we disseminate to investors through other channels, including filings with the SEC, press releases, and public conference calls and webcasts, and investors should monitor all these sources for material information about us.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions about the future, involve risks and uncertainties, and are not guarantees. Future results may differ materially from those expressed or implied in any forward-looking statement. These forward-looking statements represent our estimates and assumptions only as of the date of this press release. We assume no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise.

In this press release, forward-looking statements can be identified by words such as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “plan,” “estimate,” “project,” “forecast,” “envision,” “should,” “could,” “would,” “will,” “confident,” “may,” “can,” “potential,” “possible,” “proposed,” “in process,” “construct,” “develop,” “opportunity,” “preliminary,” “pro forma,” “strategic,” “initiative,” “target,” “outlook,” “optimistic,” “poised,” “positioned,” “maintain,” “continue,” “progress,” “advance,” “goal,” “aim,” “commit,” or similar expressions, or when we discuss our guidance, priorities, strategies, goals, vision, mission, projections, intentions or expectations.

Factors, among others, that could cause actual results and events to differ materially from those expressed or implied in any forward-looking statement include: California wildfires, including potential liability for damages regardless of fault, any inability to recover all or a substantial portion of costs from insurance, the wildfire fund established by California Assembly Bill 1054 and the wildfire fund continuation account established by California Senate Bill 254, rates from customers or a combination thereof, and the absence of legislative reform regarding wildfire liabilities; decisions, disallowances or denials of cost recovery, audits, investigations, inquiries, ordered studies, regulations, legislative actions, denials or revocations of permits, consents, approvals or other authorizations, renewals of franchises, and other actions, including the failure to honor contracts and commitments, by the (i) Comisión Nacional de Energía, California Public Utilities Commission (CPUC), U.S. Department of Energy, Electric Reliability Council of Texas, Inc., U.S. Federal Energy Regulatory Commission, U.S. Internal Revenue Service, Public Utility Commission of Texas and other regulatory bodies and (ii) U.S., Mexico and states, counties, cities and other jurisdictions therein and in other countries where we do business; the success of business development efforts, construction projects, acquisitions, divestitures, and other significant transactions, such as the planned sale of a portion of our equity interest in Sempra Infrastructure Partners, including risks related to, as applicable, (i) being able to reach a positive final investment decision, (ii) negotiating pricing and other terms in definitive contracts, (iii) completing construction projects or other transactions on schedule and budget, (iv) realizing anticipated benefits from any of these efforts if completed, (v) obtaining regulatory and other approvals and (vi) third parties honoring their contracts and commitments, including with respect to closing or post-closing payments; changes to our capital expenditure plans and their potential impact on rate base or other growth; changes, due to evolving economic, political and other factors and increasing geopolitical instability as a result of wars or other conflicts in various parts of the world, to (i) trade and other foreign policy, including the imposition of tariffs by the U.S. and foreign countries (and uncertainty related to the implementation and enforceability thereof), and (ii) laws and regulations, including those related to tax and the energy industry in the U.S. and Mexico; litigation, arbitration, property disputes and other proceedings; cybersecurity threats, including by nation-state actors, of ransomware or other attacks on our systems, the energy grid or our other infrastructure, or the systems of third parties with which we conduct business; the availability, uses, sufficiency, and cost of capital resources and our ability to borrow money or otherwise raise capital on favorable terms and meet our obligations, which can be affected by, among other things, (i) actions by credit rating agencies to downgrade our credit ratings or place those ratings on negative outlook, (ii) instability in the capital markets, and (iii) fluctuating interest rates and inflation; the impact of efforts to increase affordability of U.S. utility customer rates on our ability to obtain cost recovery from applicable regulators, our capital expenditure and other growth plans and our ability to advance statewide policies; the impact on affordability of customer rates, cost of capital and operating margin due to (i) volatility in inflation, interest rates, commodity prices, tariff rates, and foreign currency exchange rates and (ii) with respect to SDG&E’s and SoCalGas’ businesses, the cost of meeting the demand for lower carbon and reliable energy in California; the impact of air quality and climate-related policies, laws, rules, regulations, trends and required disclosures, including actions to reduce or eliminate reliance on natural gas, increased uncertainty in the political or regulatory environment for California natural gas distribution companies, the risk of nonrecovery for stranded assets, and uncertainty related to emerging technologies; weather, natural disasters, pandemics, accidents, equipment failures, explosions, terrorism, information system outages or other events, such as work stoppages, that disrupt our operations, damage our facilities or systems, cause the release of harmful materials or fires or subject us to liability for damages, fines and penalties, some of which may not be recoverable through regulatory mechanisms or insurance or may impact our ability to obtain satisfactory levels of affordable insurance; the availability and reliability of electric power, natural gas and natural gas storage and transportation capacity, including disruptions caused by failures in the transmission grid or pipeline and storage systems or limitations on the injection and withdrawal of natural gas from storage facilities; Oncor Electric Delivery Company LLC’s (Oncor) ability to reduce or eliminate its quarterly dividends due to regulatory and governance requirements and commitments, including by actions of Oncor’s independent directors or a minority member director; and other uncertainties, some of which are difficult to predict and beyond our control.

These risks and uncertainties are further discussed in the reports that Sempra has filed with the U.S. Securities and Exchange Commission (SEC). These reports are available through the EDGAR system free-of-charge on the SEC's website, www.sec.gov, and on Sempra’s website, www.sempra.com. Investors should not rely unduly on any forward-looking statements.

Sempra Infrastructure Partners and its subsidiaries, and the Sempra Texas utilities (Oncor and Sharyland Utilities) are not the same companies as the Sempra California utilities, SDG&E or SoCalGas, nor are they regulated by the California Public Utilities Commission (CPUC).

None of the website references in this press release are active hyperlinks, and the information contained on, or that can be accessed through, any such website is not, and shall not be deemed to be, part of this document.

SEMPRA
Table A

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share amounts; shares in thousands)
	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025

REVENUES
Utilities:
Natural gas	$1,347	$1,363	$4,736	$5,195
Electric	1,391	1,260	3,773	3,350
Energy-related businesses	453	528	1,334	1,408
Total revenues	3,191	3,151	9,843	9,953

EXPENSES AND OTHER INCOME
Utilities:
Cost of natural gas	(179)	(210)	(577)	(886)
Cost of electric fuel and purchased power	(154)	(122)	(349)	(265)
Energy-related businesses cost of sales	(137)	(117)	(144)	(321)
Operation and maintenance	(1,219)	(1,349)	(3,712)	(3,931)
Regulatory disallowances, net	(205)	—	(205)	—
Depreciation and amortization	(632)	(662)	(1,865)	(1,955)
Franchise fees and other taxes	(214)	(194)	(618)	(555)
Gain on sales	214	—	214	—
Other income, net	58	49	225	199
Interest income	35	17	113	65
Interest expense	(298)	(403)	(1,110)	(1,195)
Income before income taxes and equity earnings	460	160	1,815	1,109
Income tax expense	(14)	(482)	(191)	(711)
Equity earnings	668	472	1,582	1,190
Net income	1,114	150	3,206	1,588
Earnings attributable to noncontrolling interests	(231)	(55)	(479)	(103)
Earnings attributable to contingently redeemable noncontrolling interest	—	—	(10)	—
Preferred deemed dividends	—	(11)	—	(11)
Preferred deemed dividends of subsidiary	(6)	—	(6)	—
Preferred dividends	—	(7)	—	(29)
Preferred dividends of subsidiary	—	—	(1)	(1)
Earnings attributable to common shares	$877	$77	$2,710	$1,444

Basic earnings per common share (EPS):
Earnings	$1.34	$0.12	$4.14	$2.21
Weighted-average common shares outstanding	654,262	652,948	653,966	652,538

Diluted EPS:
Earnings	$1.34	$0.12	$4.13	$2.21
Weighted-average common shares outstanding	655,939	654,009	655,793	653,420

SEMPRA
Table A (Continued)

RECONCILIATION OF SEMPRA ADJUSTED EARNINGS AND ADJUSTED EPS TO SEMPRA GAAP EARNINGS AND GAAP EPS
Sempra Adjusted Earnings and Adjusted EPS exclude items (after the effects of income taxes and, if applicable, noncontrolling interests (NCI)) in 2026 and 2025 as follows:

Three months ended September 30, 2026:
▪$(149) million charge at Sempra California from regulatory disallowances, net of adjustments, related to prior years and resulting from the California Public Utilities Commission’s proposed decisions on the 2024 General Rate Case Track 3 request (Track 3 PD) and Transmission Integrity Management Program application (TIMP PD), as follows:
◦$(216) million at SoCalGas, consisting of:
•$(150) million from the Track 3 PD
•$(66) million from the TIMP PD
◦$67 million at SDG&E from the Track 3 PD
▪$65 million impact from foreign currency and inflation on our monetary positions in Mexico and associated undesignated derivatives
▪$(67) million net unrealized losses on commodity derivatives
▪$16 million net unrealized gains on interest rate swaps related to the initial phase of the Port Arthur LNG liquefaction project (PA LNG Phase 1 project)
▪$(2) million net income tax expense as a result of classifying Sempra Infrastructure Partners, LP (SI Partners) and Ecogas México, S. de R.L. de C.V. (Ecogas) as held for sale:
◦$(11) million income tax expense related to a Mexican deferred tax liability on our outside basis difference in our investment in Ecogas
◦$9 million income tax benefit to adjust deferred income tax liabilities primarily related to outside basis differences in our investment in SI Partners, which such amount could change in future periods until the date of the sale
▪$97 million gain on sale of Ecogas, excluding the effects of foreign currency hedges and subject to post-closing adjustments

Three months ended September 30, 2025:
▪$(32) million impact from foreign currency and inflation on our monetary positions in Mexico
▪$(26) million net unrealized losses on commodity derivatives
▪$(1) million net unrealized losses on interest rate swaps related to the PA LNG Phase 1 project
▪$(514) million net income tax expense as a result of classifying SI Partners as held for sale:
◦$(705) million income tax expense to adjust deferred income tax liabilities primarily related to outside basis differences in our investment in SI Partners
◦$191 million net income tax benefit from changes to a valuation allowance against certain tax credit carryforwards offset by changes in state income tax apportionment
▪$(78) million income tax expense from changes to a valuation allowance against foreign tax credits that were carried forward from the implementation of the Tax Cut and Jobs Act of 2017 (TCJA)

Nine months ended September 30, 2026:
▪$(149) million charge at Sempra California from regulatory disallowances, net of adjustments, related to prior years and resulting from the Track 3 PD and TIMP PD, as follows:
◦$(216) million at SoCalGas, consisting of:
•$(150) million from the Track 3 PD
•$(66) million from the TIMP PD
◦$67 million at SDG&E from the Track 3 PD
▪$13 million impact from foreign currency and inflation on our monetary positions in Mexico and associated undesignated derivatives
▪$18 million net unrealized gains on commodity derivatives
▪$8 million net unrealized gains on interest rate swaps related to the PA LNG Phase 1 project
▪$53 million net income tax benefit as a result of classifying SI Partners and Ecogas as held for sale:
◦$63 million income tax benefit to adjust deferred income tax liabilities primarily related to outside basis differences in our investment in SI Partners, which such amount could change in future periods until the date of the sale
◦$(10) million income tax expense related to a Mexican deferred tax liability on our outside basis difference in our investment in Ecogas
▪$97 million gain on sale of Ecogas, excluding the effects of foreign currency hedges and subject to post-closing adjustments

Nine months ended September 30, 2025:
▪$(25) million impact from regulatory disallowances related to the recovery of coronavirus disease 2019 costs at Sempra California
▪$(121) million impact from foreign currency and inflation on our monetary positions in Mexico
▪$(36) million net unrealized losses on commodity derivatives
▪$(9) million net unrealized losses on interest rate swaps related to the PA LNG Phase 1 project
▪$(540) million net income tax expense as a result of classifying SI Partners and Ecogas as held for sale:
◦$(705) million income tax expense to adjust deferred income tax liabilities primarily related to outside basis differences in our investment in SI Partners
◦$(26) million income tax expense due to the recognition of a Mexican deferred tax liability on our outside basis difference in Ecogas
◦$191 million net income tax benefit from changes to a valuation allowance against certain tax credit carryforwards offset by changes in state income tax apportionment
▪$(78) million income tax expense from changes to a valuation allowance against foreign tax credits that were carried forward from the implementation of the TCJA

Sempra Adjusted Earnings and Adjusted EPS are non-GAAP financial measures (GAAP represents generally accepted accounting principles in the United States of America). These non-GAAP financial measures exclude significant items that are generally not related to our ongoing business activities and/or are infrequent in nature. These non-GAAP financial measures also exclude the impact from foreign currency and inflation on our monetary positions in Mexico and associated undesignated derivatives and net unrealized gains and losses on commodity and interest rate derivatives, which we expect to occur in future periods, and which can vary significantly from one period to the next. Exclusion of these items is useful to management and investors because it provides a meaningful comparison of the performance of Sempra’s business operations to prior and future periods. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP.

The table below reconciles Sempra Adjusted Earnings and Adjusted EPS to Sempra GAAP Earnings and GAAP EPS, which we consider to be the most directly comparable financial measures calculated in accordance with GAAP.

RECONCILIATION OF ADJUSTED EARNINGS AND ADJUSTED EPS TO GAAP EARNINGS AND GAAP EPS
(Dollars in millions, except per share amounts; shares in thousands)
	Pretax amount	Income tax (benefit) expense(1)	Non-controlling interests	Earnings	Diluted EPS	Pretax amount	Income tax expense (benefit)(1)	Non-controlling interests	Earnings	Diluted EPS
	Three months ended September 30, 2026					Three months ended September 30, 2025

Sempra GAAP Earnings and GAAP EPS				$877	$1.34				$77	$0.12
Excluded items:
Impact from regulatory disallowances, net	$202	$(53)	$—	149	0.23	$—	$—	$—	—	—
Impact from foreign currency and inflation on monetary positions in Mexico and associated undesignated derivatives	(49)	(40)	24	(65)	(0.10)	3	45	(16)	32	0.04
Net unrealized losses on commodity derivatives	130	(32)	(31)	67	0.10	49	(5)	(18)	26	0.04
Net unrealized (gains) losses on interest rate swaps related to PA LNG Phase 1 project	(113)	6	91	(16)	(0.02)	4	—	(3)	1	—
Tax items related to assets held for sale	—	8	(6)	2	—	—	514	—	514	0.79
Gain on sale of Ecogas	(198)	59	42	(97)	(0.15)	—	—	—	—	—
Impact from foreign tax credit valuation allowance related to TCJA	—	—	—	—	—	—	78	—	78	0.12
Sempra Adjusted Earnings and Adjusted EPS				$917	$1.40				$728	$1.11

Weighted-average common shares outstanding, diluted					655,939					654,009

	Nine months ended September 30, 2026					Nine months ended September 30, 2025

Sempra GAAP Earnings and GAAP EPS				$2,710	$4.13				$1,444	$2.21
Excluded items:
Impact from regulatory disallowances, net	$202	$(53)	$—	149	0.23	$36	$(11)	$—	25	0.04
Impact from foreign currency and inflation on monetary positions in Mexico and associated undesignated derivatives	—	(20)	7	(13)	(0.02)	25	157	(61)	121	0.18
Net unrealized (gains) losses on commodity derivatives	(43)	6	19	(18)	(0.03)	72	(14)	(22)	36	0.06
Net unrealized (gains) losses on interest rate swaps related to PA LNG Phase 1 project	(59)	3	48	(8)	(0.01)	60	(3)	(48)	9	0.01
Tax items related to assets held for sale	—	(48)	(5)	(53)	(0.08)	—	552	(12)	540	0.83
Gain on sale of Ecogas	(198)	59	42	(97)	(0.15)	—	—	—	—	—
Impact from foreign tax credit valuation allowance related to TCJA	—	—	—	—	—	—	78	—	78	0.12
Sempra Adjusted Earnings and Adjusted EPS				$2,670	$4.07				$2,253	$3.45

Weighted-average common shares outstanding, diluted					655,793					653,420
(1)    Except for adjustments that are solely income tax and tax related to outside basis differences, income taxes on pretax amounts were primarily calculated based on applicable statutory tax rates.

SEMPRA
Table A (Continued)
Sempra 2026 Adjusted EPS Guidance is a non-GAAP financial measure. This non-GAAP financial measure excludes significant items that are generally not related to our ongoing business activities and/or infrequent in nature. This non-GAAP financial measure also excludes the impact from foreign currency and inflation on our monetary positions in Mexico and associated undesignated derivatives and net unrealized gains and losses on commodity and interest rate derivatives for the nine months ended September 30, 2026, which we expect to occur in future periods, and which can vary significantly from one period to the next. Exclusion of these items is useful to management and investors because it provides a meaningful comparison of the performance of Sempra’s business operations to prior and future periods. Sempra 2026 Adjusted EPS Guidance Range should not be considered an alternative to Sempra 2026 GAAP EPS Guidance Range. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP.
RECONCILIATION OF SEMPRA 2026 ADJUSTED EPS GUIDANCE RANGE TO SEMPRA 2026 GAAP EPS GUIDANCE RANGE
Sempra 2026 Adjusted EPS Guidance Range of $4.80 to $5.30 excludes items (after the effects of income taxes and, if applicable, NCI) for the nine months ended September 30, 2026 as follows:

▪$(149) million charge at Sempra California from regulatory disallowances, net of adjustments, related to prior years and resulting from the Track 3 PD and TIMP PD, as follows:
◦$(216) million at SoCalGas, consisting of:
•$(150) million from the Track 3 PD
•$(66) million from the TIMP PD
◦$67 million at SDG&E from the Track 3 PD
▪$13 million impact from foreign currency and inflation on our monetary positions in Mexico and associated undesignated derivatives
▪$18 million net unrealized gains on commodity derivatives
▪$8 million net unrealized gains on interest rate swaps related to the PA LNG Phase 1 project
▪$53 million net income tax benefit as a result of classifying SI Partners and Ecogas as held for sale:
◦$63 million income tax benefit to adjust deferred income tax liabilities primarily related to outside basis differences in our investment in SI Partners, which such amount could change in future periods until the date of the sale
◦$(10) million income tax expense related to a Mexican deferred tax liability on our outside basis difference in our investment in Ecogas
▪$97 million gain on sale of Ecogas, excluding the effects of foreign currency hedges and subject to post-closing adjustments
▪estimated gain on sale of SI Partners ranging from $2.00 billion to $2.40 billion, subject to post-closing adjustments, which we expect to complete in November 2026
▪estimated ancillary costs ranging from $325 million to $400 million that are associated with the sale of SI Partners

The table below reconciles Sempra 2026 Adjusted EPS Guidance Range to Sempra 2026 GAAP EPS Guidance Range, which we consider to be the most directly comparable financial measure calculated in accordance with GAAP.

RECONCILIATION OF ADJUSTED EPS GUIDANCE RANGE TO GAAP EPS GUIDANCE RANGE

	Full-Year 2026
Sempra GAAP EPS Guidance Range	$7.41	to	$8.41
Excluded items:
Impact from regulatory disallowances, net	0.23		0.23
Impact from foreign currency and inflation on monetary positions in Mexico and associated undesignated derivatives	(0.02)		(0.02)
Net unrealized gains on commodity derivatives	(0.03)		(0.03)
Net unrealized gains on interest rate swaps related to PA LNG Phase 1 project	(0.01)		(0.01)
Tax items related to assets held for sale	(0.08)		(0.08)
Gain on sale of Ecogas	(0.15)		(0.15)
Estimated gain on sale of SI Partners	(3.05)		(3.66)
Estimated ancillary costs associated with the sale of SI Partners	0.50		0.61
Sempra Adjusted EPS Guidance Range	$4.80	to	$5.30
Weighted-average common shares outstanding, diluted (millions)			655

SEMPRA
Table B

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
	September 30,	December 31,
	2026	2025(1)

ASSETS
Current assets:
Cash and cash equivalents	$34	$29
Restricted cash	2	2
Accounts receivable – trade, net	1,573	1,767
Accounts receivable – other, net	178	157
Due from unconsolidated affiliates	53	—
Income taxes receivable	236	71
Inventories	531	561
Regulatory assets	589	761
Greenhouse gas allowances	202	203
Assets held for sale	33,552	31,024
Other current assets	368	262
Total current assets	37,318	34,837

Other assets:
Regulatory assets	4,241	3,868
Greenhouse gas allowances	1,614	1,221
Nuclear decommissioning trusts	891	899
Dedicated assets in support of certain benefit plans	609	605
Deferred income taxes	10	10
Right-of-use assets – operating leases	1,239	1,262
Investment in Oncor Holdings	20,010	17,472
Other investments	152	147
Wildfire fund	226	246
Other long-term assets	1,230	1,300
Total other assets	30,222	27,030
Property, plant and equipment, net	50,484	49,011
Total assets	$118,024	$110,878
(1)    Derived from audited financial statements.

SEMPRA
Table B (Continued)

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
	September 30,	December 31,
	2026	2025(1)

LIABILITIES, CONTINGENTLY REDEEMABLE NONCONTROLLING INTEREST, AND EQUITY
Current liabilities:
Short-term debt	$4,438	$4,166
Accounts payable – trade	1,318	1,461
Accounts payable – other	190	203
Due to unconsolidated affiliates	—	8
Dividends and interest payable	927	770
Accrued compensation and benefits	475	521
Regulatory liabilities	29	3
Current portion of long-term debt and finance leases	1,528	1,876
Greenhouse gas obligations	202	203
Liabilities held for sale	13,118	11,704
Other current liabilities	984	979
Total current liabilities	23,209	21,894

Long-term debt and finance leases	31,508	28,979

Deferred credits and other liabilities:
Regulatory liabilities	4,464	4,250
Greenhouse gas obligations	1,301	957
Pension and other postretirement benefit plan obligations, net of plan assets	105	124
Deferred income taxes	6,555	6,127
Asset retirement obligations	3,876	3,743
Deferred credits and other	2,830	2,805
Total deferred credits and other liabilities	19,131	18,006

Contingently redeemable noncontrolling interest	3,392	3,206

Equity:
Sempra shareholders’ equity	33,327	31,594
Preferred stock of subsidiary	—	20
Other noncontrolling interests	7,457	7,179
Total equity	40,784	38,793
Total liabilities, contingently redeemable noncontrolling interest, and equity	$118,024	$110,878
(1)     Derived from audited financial statements.

SEMPRA
Table C

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)
	Nine months ended September 30,
	2026	2025

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,206	$1,588
Adjustments to reconcile net income to net cash provided by operating activities	383	1,593
Net change in working capital components	60	(745)
Distributions from investments	1,079	828
Changes in other noncurrent assets and liabilities, net	(48)	112
Net cash provided by operating activities	4,680	3,376

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(7,327)	(7,201)
Expenditures for investments	(2,095)	(1,492)
Proceeds from sales, net of transaction costs and cash sold	535	—
Purchases of nuclear decommissioning and other trust assets	(914)	(746)
Proceeds from sales of nuclear decommissioning and other trust assets	942	831
Advances to unconsolidated affiliates	(30)	—
Other	(17)	3
Net cash used in investing activities	(8,906)	(8,605)

CASH FLOWS FROM FINANCING ACTIVITIES
Common dividends	(1,245)	(1,195)
Preferred deemed dividends of subsidiary	(6)	—
Preferred dividends	—	(22)
Preferred dividends of subsidiary	(1)	(1)
Issuances of common stock, net	37	26
Repurchases of common stock	(21)	(58)
Issuances of debt (maturities greater than 90 days)	11,178	8,892
Payments on debt (maturities greater than 90 days) and finance leases	(6,891)	(4,142)
Decrease in short-term debt, net	(328)	(170)
Advances from unconsolidated affiliates	140	96
Contributions from contingently redeemable noncontrolling interest, net of transaction costs	—	3,212
Proceeds from investor equity subscription	—	106
Purchase of noncontrolling interest	(20)	—
Contributions from noncontrolling interests	97	137
Distributions to noncontrolling interests	(206)	(131)
Termination of interest rate swaps, net of transaction costs	96	—
Other	(54)	(89)
Net cash provided by financing activities	2,776	6,661

Effect of exchange rate changes on cash, cash equivalents and restricted cash	2	4

(Decrease) increase in cash, cash equivalents and restricted cash	(1,448)	1,436
Cash, cash equivalents and restricted cash, January 1	3,552	1,589
Cash, cash equivalents and restricted cash, September 30	$2,104	$3,025

SEMPRA
Table D

SEGMENT EARNINGS (LOSSES) AND CAPITAL EXPENDITURES
(Dollars in millions)
	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
EARNINGS (LOSSES) ATTRIBUTABLE TO COMMON SHARES
Sempra California	$223	$370	$1,240	$1,353
Sempra Texas Utilities	460	306	977	660
Sempra Infrastructure	346	(580)	838	(362)
Segment earnings attributable to common shares	1,029	96	3,055	1,651
Parent and other	(152)	(19)	(345)	(207)
Sempra earnings attributable to common shares	$877	$77	$2,710	$1,444
CAPITAL EXPENDITURES FOR PROPERTY, PLANT AND EQUIPMENT
Sempra California	$1,202	$1,019	$3,103	$3,334
Sempra Infrastructure	1,437	1,541	4,221	3,863
Segment totals	2,639	2,560	7,324	7,197
Parent and other	1	1	3	4
Total Sempra	$2,640	$2,561	$7,327	$7,201
CAPITAL EXPENDITURES FOR INVESTMENTS
Sempra Texas Utilities	$610	$519	$2,095	$1,490
Sempra Infrastructure	—	1	—	2
Total Sempra	$610	$520	$2,095	$1,492

SEMPRA
Table D (Continued)

RECONCILIATION OF SEMPRA'S CAPITAL PLAN TO PROJECTED FUTURE CAPITAL EXPENDITURES
(Dollars in billions)
	Sempra California	Sempra Texas Utilities	Sempra Infrastructure	Total Sempra
	Capital Plan for 2026 – 2030(1)
Projected future capital expenditures for PP&E and investments – GAAP	$23.5	$11.1	$4.1	$38.7
Capital expenditures to unconsolidated entities(2)	—	(11.1)	(2.6)	(13.7)
Capital expenditures at unconsolidated entities(3)	—	38.2	2.7	40.9
Capital expenditures attributable to NCI owners(4)	—	—	(1.0)	(1.0)
Capital Plan	$23.5	$38.2	$3.2	$64.9

Percentage of projected future capital expenditures for PP&E and investments – GAAP	61%	29%	10%	100%
Percentage of Capital Plan	36%	59%	5%	100%
(1)    All projects in progress and future projects are subject to a number of risks and uncertainties. Sempra’s Capital Plan and expectations regarding potential increases to its capital requirements are based on a number of assumptions, the failure of which to be accurate could materially impact Sempra’s actual Capital Plan. Sempra’s Capital Plan assumes Sempra’s 70% consolidated ownership of SI Partners for the first three months of 2026 and 25% ownership thereafter, which represents Sempra’s remaining interest under the equity method upon completion of the sale of a 45% equity interest in SI Partners. Sempra’s Capital Plan is considered by management to be an operating measure.
(2)    Represents Sempra’s projected future capital contributions to unconsolidated equity method investees.
(3)    Represents Sempra’s proportionate ownership interest in projected capital expenditures at unconsolidated equity method investees.
(4)    Represents NCI’s proportionate ownership interest in projected capital expenditures at Sempra and at unconsolidated equity method investees.

SEMPRA'S CAPITAL DEPLOYED
(Dollars in billions)
Total Sempra
Nine months ended September 30, 2026
Capital expenditures for PP&E and investments – GAAP	$9.4
Capital expenditures to unconsolidated entities(1)	(2.1)
Capital expenditures at unconsolidated entities(2)	5.0
Capital expenditures attributable to NCI owners(3)	(2.7)
Capital deployed	$9.6
(1)    Represents Sempra’s actual capital contributions to unconsolidated equity method investees.
(2)    Represents Sempra’s proportionate ownership interest in actual capital expenditures at unconsolidated equity method investees.
(3)    Represents NCI’s proportionate ownership interest in actual capital expenditures at Sempra and at unconsolidated equity method investees.

SEMPRA
Table E

OTHER OPERATING STATISTICS

	Three months ended September 30,		Nine months ended or at September 30,
	2026	2025	2026	2025

UTILITIES
Sempra California
Gas sales (Bcf)(1)	50	56	211	247
Transportation (Bcf)(1)	133	141	346	386
Total deliveries (Bcf)(1)	183	197	557	633

Total gas customer meters (thousands)			7,145	7,126

Electric sales (millions of kWhs)(1)	930	820	2,250	2,145
Community Choice Aggregation and Direct Access (millions of kWhs)	4,301	3,751	10,859	10,287
Total deliveries (millions of kWhs)(1)	5,231	4,571	13,109	12,432

Total electric customer meters (thousands)			1,558	1,545

Oncor Electric Delivery Company LLC (Oncor)(2)
Total deliveries (millions of kWhs)	55,206	50,761	139,990	131,993
Total electric customer meters (thousands)			4,155	4,100

Ecogas
Natural gas sales (Bcf)(3)	—	1	2	3
Natural gas customer meters (thousands)			—	168

ENERGY-RELATED BUSINESSES
Sempra Infrastructure
Termoeléctrica de Mexicali (millions of kWhs)	1,070	1,001	2,339	2,479
Wind and solar (millions of kWhs)(1)	810	643	2,520	2,231
(1)     Includes intercompany sales.
(2)     Includes 100% of the electric deliveries and customer meters of Oncor, in which we hold an 80.25% interest through our investment in Oncor Electric Delivery Holdings Company LLC.
(3)     Includes Ecogas natural gas sales prior to its August 2026 sale.

SEMPRA
Table F

STATEMENTS OF OPERATIONS DATA BY SEGMENT
(Dollars in millions)
	Sempra California	Sempra Texas Utilities(1)	Sempra Infrastructure	Segment Totals	Consolidating Adjustments, Parent & Other	Total
	Three months ended September 30, 2026

Revenues	$2,733		$474	$3,207	$(16)	$3,191
Operation and maintenance	(990)		(221)	(1,211)	(8)	(1,219)
Depreciation and amortization	(629)		(4)	(633)	1	(632)
Gain on sales	16		198	214		214
Interest income	2		25	27	8	35
Interest expense(2)	(250)		114	(136)	(162)	(298)
Income tax benefit (expense)	39		(82)	(43)	29	(14)
Equity earnings		$462	206	668		668
Earnings attributable to noncontrolling interests			(231)	(231)		(231)
Other segment items(3)	(698)	(2)	(133)	(833)	(4)	(837)
Earnings (losses) attributable to common shares	$223	$460	$346	$1,029	$(152)	$877

	Three months ended September 30, 2025

Revenues	$2,613		$555	$3,168	$(17)	$3,151
Operation and maintenance	(1,047)		(257)	(1,304)	(45)	(1,349)
Depreciation and amortization	(591)		(69)	(660)	(2)	(662)
Interest income	2		10	12	5	17
Interest expense(2)	(234)		(16)	(250)	(153)	(403)
Income tax benefit (expense)	128		(792)	(664)	182	(482)
Equity earnings		$307	165	472		472
Earnings attributable to noncontrolling interests			(55)	(55)		(55)
Other segment items(3)	(501)	(1)	(121)	(623)	11	(612)
Earnings (losses) attributable to common shares	$370	$306	$(580)	$96	$(19)	$77
(1)    Substantially all earnings attributable to common shares are from equity earnings.
(2)    Sempra Infrastructure includes net unrealized gains (losses) from undesignated interest rate swaps related to the PA LNG Phase 1 project.
(3)    Includes cost of natural gas, cost of electric fuel and purchased power, regulatory disallowances, net, franchise fees and other taxes, other income (expense), net, and preferred deemed dividends for Sempra California; operation and maintenance (O&M) and income tax benefit (expense) for Sempra Texas Utilities related to activities at the holding company; and cost of natural gas, energy-related businesses cost of sales, franchise fees and other taxes, and other income (expense), net, for Sempra Infrastructure.

SEMPRA
Table F (Continued)

STATEMENTS OF OPERATIONS DATA BY SEGMENT
(Dollars in millions)
	Sempra California	Sempra Texas Utilities(1)	Sempra Infrastructure	Segment Totals	Consolidating Adjustments, Parent & Other	Total
	Nine months ended September 30, 2026

Revenues	$8,475		$1,429	$9,904	$(61)	$9,843
Operation and maintenance	(3,001)		(671)	(3,672)	(40)	(3,712)
Depreciation and amortization	(1,853)		(10)	(1,863)	(2)	(1,865)
Gain on sales	16		198	214		214
Interest income	9		84	93	20	113
Interest expense(2)	(750)		114	(636)	(474)	(1,110)
Income tax (expense) benefit	(89)		(253)	(342)	151	(191)
Equity earnings		$983	599	1,582		1,582
Earnings attributable to noncontrolling interests			(479)	(479)		(479)
Earnings attributable to contingently redeemable noncontrolling interest			(10)	(10)		(10)
Other segment items(3)	(1,567)	(6)	(163)	(1,736)	61	(1,675)
Earnings (losses) attributable to common shares	$1,240	$977	$838	$3,055	$(345)	$2,710

	Nine months ended September 30, 2025

Revenues	$8,504		$1,511	$10,015	$(62)	$9,953
Operation and maintenance	(3,222)		(644)	(3,866)	(65)	(3,931)
Depreciation and amortization	(1,727)		(223)	(1,950)	(5)	(1,955)
Interest income	7		34	41	24	65
Interest expense(2)	(687)		(87)	(774)	(421)	(1,195)
Income tax benefit (expense)	63		(1,045)	(982)	271	(711)
Equity earnings		$665	525	1,190		1,190
Earnings attributable to noncontrolling interests			(103)	(103)		(103)
Other segment items(3)	(1,585)	(5)	(330)	(1,920)	51	(1,869)
Earnings (losses) attributable to common shares	$1,353	$660	$(362)	$1,651	$(207)	$1,444
(1)    Substantially all earnings attributable to common shares are from equity earnings.
(2)    Sempra Infrastructure includes net unrealized gains (losses) from undesignated interest rate swaps related to the PA LNG Phase 1 project.
(3)    Includes cost of natural gas, cost of electric fuel and purchased power, regulatory disallowances, net, franchise fees and other taxes, other income (expense), net, preferred deemed dividends, and preferred dividends for Sempra California; O&M, interest expense, and income tax benefit (expense) for Sempra Texas Utilities related to activities at the holding company; and cost of natural gas, energy-related businesses cost of sales, franchise fees and other taxes, and other income (expense), net, for Sempra Infrastructure.